Exhibit 99.1

NAPCO Announces Results for Second Quarter Ended December 31, 2014

-Record Q2 and First Six Months Revenues of $19.6 and $36.9 Million-

-Q2 Net Income Increases 158%-

-Management to Host Conference Call Today at 11 a.m.-

AMITYVILLE, N.Y., Feb. 9, 2015 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the world's leading solutions providers and manufacturers of high-technology electronic intrusion security, connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its second fiscal quarter ended December 31, 2014.

Highlights:

•	Record net sales for the second quarter of $19.6 million, up 7% from the same quarter last year. Record net sales for the first six months of $36.9 million, up 4% from the same period last year.
•	Sales of the Company's access control products increased 23% in the second quarter as compared to the same quarter a year ago. Sales of these products increased 4% in the six months as compared to the same period a year ago.
•	Sales of NAPCO's intrusion products increased 12% for the quarter and 6% for the six months ended December 31, 2014 as compared to the same periods last year.
•	Alarm Division recurring revenue for the second quarter increased 53% and grew sequentially by 9%. Growth for the six months was 65% as compared to the same period last year.
•	Gross margin for the quarter improved 350 basis points to 31.2% for the quarter as compared to 27.7% for the same quarter last year. Gross margin for the six months improved 240 basis points to 30.8% as compared to 28.4% for the same quarter last year.
•	Income before taxes for the quarter increased by 147% to $1,039,000 as compared to $420,000 last year. Income before taxes for the six months increased by 121% to $1,235,000 as compared to $558,000 last year.
•	Earnings per share (diluted) for the second quarter increased by 150% to $0.05 as compared to $0.02 for the same quarter a year ago. Earnings per share (diluted) for the six months increased by 100% to $0.06 as compared to $0.03 for the same quarter a year ago.
•	During the six months ended December 31, 2014 NAPCO repurchased 304,186 shares of its common stock pursuant to a repurchase plan, which provides for repurchasing up to one million shares of the Company's common stock.
•	Debt, net of cash, has been reduced by $26.6 million from $35.9 million to $9.3 million since acquiring Marks in August of 2008.

Richard Soloway, Chairman and President said, "This past quarter's performance reflected exceptional synergies across the Company's Divisions and operational efforts. From the investments we've made in driving our recurring revenue generating and high-margin product lines, to efficient improvements in our overall gross margin, these have all come together to deliver a nice increase in both sales and profit."

Mr. Soloway continued: "Our integrated access control and wireless locking solution, marketed by our Continental and Alarm Lock Divisions, continues to drive exceptional sales growth in the higher education vertical. Q2 was no exception, as we saw a large sale and installation of our integrated access control solution sold to a major Midwestern college. This product solution has been a success because by combining traditional campus-wide access control, with more cost-effective wireless locking access points, colleges and universities save thousands of dollars in installation and hardware costs, while increasing a school's security level."

"The innovative, new ArchiTech Networx™ Designer Wireless Access Control Platform was launched this quarter. This product combines the capabilities of advanced, large-scale access control with high-end, architecturally aesthetic wireless locking hardware. The product targets the multi-tenant building and luxury office space markets where customers demand high-security access control with an institutional look. Our inaugural sale occurred in December at a 400 unit apartment building in New Jersey."

Mr. Soloway added: "Generating substantial subscription-based, recurring monthly revenue for our Company, sales of Starlink™ 3G/4G Radios continue to build nicely, with an increase of 53% for the quarter. Alarm dealers are in the process of replacing older 2G radios, as service providers continue to decommission these networks in favor of newer 3G/4G service. The NAPCO Intrusion Division will be expanding its market share and presence, in the lucrative alarm communicator category, by launching a CDMA mobile protocol version of its Starlink radio, featuring Verizon service."

Mr. Soloway continued: "The Connected Home boom continues to change the way people interact with their home systems, of all kinds, and the iBridge™ Connected Home Dealer Program targets traditional alarm dealers who want to take advantage of this growing revolution. The first mass, security and connected home automation dealer program of its kind, the program provides installation companies with home automation focused sales and technical training, customized sales materials, web-page content, internet advertising and consumer leads. Impressive sales growth is being driven on our iBridge Connected Home product line as we sign up more and more dealers onto the program."

Mr. Soloway concluded: "We continue to demonstrate our substantial earnings power and the ability to execute our strategy of rolling out new, recurring revenue products that reduce seasonality in our business and drive a higher margin revenue mix. Our excellent second quarter performance is indicative of NAPCO's operating leverage and gives us confidence as we move into the seasonally strong second half of the year."

Financial Results

Net Sales for the three months ended December 31, 2014 increased 7% to $19.6 million, as compared to $18.4 million for the same period one year ago. Net Sales for the six months ended December 31, 2014 increased 4% to $36.9 million, as compared to $35.6 million for the same period one year ago. Selling, general and administrative expenses for the quarter were $5.0 million, or 25.6% of sales, as compared to $4.6 million, or 24.9% of sales, for the same period in 2014. Selling, general and administrative expenses for the six months were $10.0 million, or 27.1% of sales, as compared to $9.4 million, or 26.3% of sales, for the same period in 2014. The increase was due primarily to additional sales staff and advertising expenditures to support ongoing product introductions.

Operating income for the three months ended December 31, 2014 increased 117% to $1,096,000 as compared to $504,000 for the same quarter a year ago. Operating income for the six months ended December 31, 2014 increased 80% to $1,342,000 as compared to $744,000 for the same period a year ago. Adjusted EBITDA* for the three months ended December 31, 2014 increased 60% to $1,542,000 as compared to $962,000 for the same quarter last year. Adjusted EBITDA* for the six months ended December 31, 2014 increased 34% to $2,193,000 as compared to $1,640,000 for the same period a year ago (*see table attached).

Net income for the three months ended December 31, 2014 increased 158%, to $951,000 or $0.05 per share as compared to 368, 000 or $0.02 per share for the same quarter last year. Net income for the six months ended December 31, 2014 increased 126%, to $1,110,000 or $0.06 per share as compared to $491,000 or $0.03 per share for the same quarter last year.

Balance Sheet Summary

At December 31, 2014, the Company had $1.7 million in cash and cash equivalents a decrease of $0.8 million compared to $2.5 million at June 30, 2014. NAPCO had working capital of $32.7 million as compared with working capital of $33.4 million at June 30, 2014. Current ratio was 4.8:1 at December 31, 2014 and 4.6:1 at June 30, 2014. Debt, net of cash, was $9.3 million at both December 31, 2014 and June 30, 2014.

Conference Call Information

Management will conduct a conference call at 11 a.m. today, February 9, 2015. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471 about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on February 9, 2015 and ending on February 16, 2015 at 11:59 p.m. ET. For the replay, please dial 1-877-870-5176 domestically, or 1-858-384-5517 for international callers, and use the replay access code 13599451. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/player/index.php?id=112676.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2014	June 30, 2014
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$1,710	$2,483
Accounts receivable, net of reserves and allowances	15,352	16,904
Inventories	22,238	21,443
Prepaid expenses and other current assets	1,053	989
Income tax receivable	45	121
Deferred income taxes	781	739
Total Current Assets	41,179	42,679
Inventories - non-current	3,855	3,567
Deferred income taxes	965	1,005
Property, plant and equipment, net	6,306	6,394
Intangible assets, net	9,219	9,552
Other assets	156	167
TOTAL ASSETS	$61,680	$63,364

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$1,600	$1,600
Accounts payable	3,604	4,082
Accrued expenses	1,570	1,737
Accrued salaries and wages	1,743	1,824
Total Current Liabilities	8,517	9,243
Long-term debt, net of current maturities	9,400	10,200
Accrued income taxes	190	169
Total Liabilities	18,107	19,612
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,049,243 and 21,049,243 shares issued; and 19,114,520 and 19,419,076 shares outstanding, respectively	210	210
Additional paid-in capital	16,133	16,032
Retained earnings	36,664	35,554
	53,007	51,796
Less: Treasury Stock, at cost (1,934,353 and 1,630,167 shares, respectively)	(9,434)	(8,044)
TOTAL STOCKHOLDERS' EQUITY	43,573	43,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$61,680	$63,364

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended December 31,		Six Months ended December 31,
	2014	2013	2014	2013
Net Sales	$19,571	$18,353	$36,907	$35,592
Cost of sales	13,468	13,272	25,549	25,472
Gross Profit	6,103	5,081	11,358	10,120
Selling, general and administrative expenses	5,007	4,577	10,016	9,376
Operating income	1,096	504	1,342	744
Other expense (income):
Interest	54	80	109	179
Other, net	3	4	(2)	7
Income before taxes	1,039	420	1,235	558
Income taxes	88	52	125	67
Net income	$951	$368	$1,110	$491
Net Income per share:
Basic	$0.05	$0.02	$0.06	$0.03
Diluted	$0.05	$0.02	$0.06	$0.03
Weighted average number of shares outstanding:
Basic	19,188,000	19,408,000	19,304,000	19,366,000
Diluted	19,189,000	19,444,000	19,304,000	19,393,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands)

	Three months ended December 31,		Six months ended December 31,
	2014	2013	2014	2013
Net income (GAAP)	$951	$368	$1,110	$491
Add back provision for income taxes	88	52	125	67
Add back interest and other expense	57	114	107	238
Operating Income (GAAP)	1,096	534	1,342	796
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	167	195	333	391
Add back stock-based compensation expense	68	6	101	7
Adjusted non-GAAP operating income	1,331	735	1,776	1,194
Add back depreciation and other amortization	211	227	417	446
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$1,542	$962	$2,193	$1,640
Adjusted EBITDA* per Diluted Share	$0.08	$0.05	$0.11	$0.08
Weighted average number of Diluted Shares outstanding	19,189,000	19,444,000	19,304,000	19,393,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:
Investor Relations
KCSA Strategic Communications
Todd Fromer / Phil Carlson
212-896-1215 / 1233
napco@kcsa.com

Media
KCSA Strategic Communications
Jon Goldberg / Dixon Moretz
212-896-1282 / 1251
napco@kcsa.com